Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FOURTH QUARTER & FULL YEAR 2017 RESULTS

Full-Year Revenues Increase 14% and Net Income Grows 59%

Newport Beach, CA – March 12, 2018 – American Vanguard Corporation (NYSE:AVD) today announced financial results for the fourth quarter and full year ended December 31, 2017.

Fiscal 2017 Fourth Quarter Financial Highlights – versus Fiscal 2016 Fourth Quarter:

•	Net sales were $116.5 million versus $87.5 million, an increase of 33%.

•	Net income was $8.4 million versus $3.9 million, an increase of 115%.

•	EPS was $0.28 (an increase of 115%), of which about $0.11 arose from a one-time tax benefit.

Fiscal 2017 Financial Highlights – versus Fiscal 2016:

•	Net sales were $355.0 million versus $312.1 million, an increase of 14%.

•	Net income was $20.3 million versus $12.8 million, an increase of 59%.

•	EPS was $0.68 (an increase of 55%), of which about $0.11 arose from a one-time tax benefit.

Note: Fourth Quarter and Full-Year Net Income and EPS reflect a one-time tax benefit gained by the Company upon the enactment of the Tax Cut and Jobs Act on December 22, 2017.

Eric Wintemute, Chairman and CEO of American Vanguard, stated: “Our improved revenue performance in 2017 was driven by solid growth (+$11.8 million) of our existing products and the acquisition of new products and businesses during the year (+$31.1 million). These acquisitions which broadened and diversified our product portfolio and expanded our geographic market access were procured at attractive investment values. This acquisition approach has been the generator of steady company growth over the last three decades, and with our strong balance sheet we expect to be able to take advantage of additional acquisition opportunities over the next several years.”

Mr. Wintemute continued: “We experienced dynamic market conditions in 2017; however, due to our balanced portfolio of products, were able to improve both the top and bottom lines. For example, strong contributions from our cotton products and mosquito adulticide more than offset weather-related impact on soil fumigant sales and competitive pricing in corn herbicides. Our full-year gross profit margins remained strong at 42%, aided by improved factory utilization and cost control which reduced our unabsorbed overhead expense by nearly $5 million. Improved sales, operating earnings and working capital management have enabled us to achieve a year-end debt level of $78 million and to increase our credit borrowing capacity to $140 million, despite having completed six acquisitions during the year. Further, we continued to reduce our inventory of existing products year-over-year and generated $59.0 million in cash from operating activities during 2017. Finally, net income rose significantly for both the fourth quarter and the year, aided in part by an estimated $3.4 million tax benefit recorded by the Company upon the enactment of the Tax Cut and Jobs Act on December 22, 2017.”

Mr. Wintemute concluded: “Our outlook for the current year is positive. Within our crop business, we expect that our leading position in the U.S. potato market will remain firm, while our high-margin fruit & vegetable segment is expected to constitute over 30% of our overall business in 2018. In addition, we expect relative stability in the Midwest corn markets which should drive sales of our corn soil insecticides and our expanded herbicide offerings. While U.S. cotton and peanut acreage may be flat-to-slightly down compared to 2017, we expect stable sales in both of these crops. Our non-crop business is expected to expand by nearly 50% with the incorporation of the new OHP horticultural acquisition for the full year in 2018. Internationally, we are poised for modest growth of our traditional product portfolio, boosted by full-year sales of our Latin American acquisition Grupo AgriCenter. While addressing these markets, we will continue to plan for the future by investing in technology innovation, new products and portfolio defense. Please join us on our earnings call, where we will give you more color on our business.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results and strategic themes at 4:30 pm ET on Monday, March 12, 2018. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(In thousands, except share data)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$11,337	$7,869
Receivables:
Trade, net of allowance for doubtful accounts of $46 and $42, respectively	102,534	83,777
Other	7,071	3,429

	109,605	87,206

Inventories	123,124	120,576
Prepaid expenses	10,817	11,424

Total current assets	254,883	227,075
Property, plant and equipment, net	49,321	50,295
Intangible assets, net of applicable amortization	180,950	121,433
Goodwill	22,184	—
Other assets	28,254	31,153

Total assets	$535,592	$429,956

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of other liabilities	$5,395	$26
Accounts payable	53,748	24,358
Deferred revenue	14,574	3,848
Accrued program costs	39,054	42,930
Accrued expenses and other payables	12,061	12,072
Income taxes payable	1,370	13,840

Total current liabilities	126,202	97,074
Long-term debt, excluding current installments	77,486	40,951
Other liabilities, excluding current installments	10,306	2,868
Deferred income tax liabilities, net	16,284	6,706

Total liabilities	230,278	147,599

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,241,866 shares in 2017 and 31,819,695 shares in 2016	3,225	3,183
Additional paid-in capital	75,658	71,699
Accumulated other comprehensive loss	(4,507)	(4,851)
Retained earnings	238,953	220,428

	313,329	290,459
Less treasury stock at cost, 2,450,634 shares in 2017 and in 2016	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	305,060	282,190
Non-controlling interest	254	167

Total stockholders’ equity	305,314	282,357

Total liabilities and stockholders’ equity	$535,592	$429,956

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2017, 2016 and 2015

(In thousands, except per share data)

	2017	2016	2015
Net sales	$355,047	$312,113	$289,382
Cost of sales	207,655	183,825	177,480

Gross profit	147,392	128,288	111,902
Operating expenses	120,598	107,748	100,378

Operating income	26,794	20,540	11,524
Interest expense, net	1,941	1,623	2,562

Income before provision for income taxes and loss on equity investments	24,853	18,917	8,962
Provision for income taxes	4,443	5,540	2,009

Income before loss on equity investments	20,410	13,377	6,953
Less net loss from equity method investments	(49)	(353)	(636)

Net income	20,361	13,024	6,317
Net (income) loss attributable to non-controlling interest	(87)	(236)	274

Net income attributable to American Vanguard	$20,274	$12,788	$6,591

Earnings per common share – basic	$0.70	$0.44	$0.23

Earnings per common share – assuming dilution	$0.68	$0.44	$0.23

Weighted average shares outstanding – basic	29,100	28,859	28,673

Weighted average shares outstanding – assuming dilution	29,703	29,394	29,237

ANALYSIS OF SALES

For the Three Years Ended December 31, 2017

(In thousands)

	2017	2016	2015
Net sales:
Insecticides	$132,137	$119,226	$117,180
Herbicides/soil fumigants/fungicides	121,581	123,540	111,897
Other, including plant growth regulators	47,691	29,438	29,013

Total crop	301,409	272,204	258,090
Non-crop	53,638	39,909	31,292

	$355,047	$312,113	$289,382

Net Sales:
U.S.	$256,142	$228,854	$212,087
International	98,905	83,259	77,295

	$355,047	$312,113	$289,382

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2017, 2016 and 2015

(In thousands)

	2017	2016	2015
Increase cash
Cash flows from operating activities:
Net income	$20,361	$13,024	$6,317
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed and intangible assets	16,959	16,327	16,474
Amortization of other long term assets and debt issuance costs	5,221	5,203	5,275
Amortization of discounted liabilities	110	16	140
Stock-based compensation	4,714	3,167	3,881
Excess tax benefit from share based compensation	—	(96)	(23)
Increase (decrease) in deferred income taxes	398	(151)	27
Operating loss from equity method investment	49	353	629
Loss from dilution of equity method investment	—	—	7
Changes in assets and liabilities associated with operations, net of business combinations:
Decrease (increase) in net receivables	754	(11,817)	13,034
Decrease in inventories	16,183	15,901	29,154
(Increase) decrease in income tax receivable/payable, net	(12,073)	1,186	4,872
Decrease (increase) in prepaid expenses and other assets	647	(3,872)	2,082
Increase (decrease) in accounts payable	3,322	9,015	(5,068)
Increase (decrease) in deferred revenue	10,726	(5,040)	7,990
Decrease in accrued program costs	(4,529)	(1,441)	(8,175)
(Decrease) increase in other payables	(3,841)	4,631	1,952

Net cash provided by operating activities	59,001	46,406	78,568

Cash flows from investing activities:
Capital expenditures	(6,666)	(10,630)	(6,899)
Investment	(950)	(3,283)	(125)
Acquisitions of businesses and intangible assets	(81,896)	(224)	(36,667)

Net cash used in investing activities	(89,512)	(14,137)	(43,691)

Cash flows from financing activities:
Payments under line of credit agreement	(103,975)	(107,600)	(121,400)
Borrowings under line of credit agreement	141,000	80,000	90,880
Debt issuance cost	(751)	—	—
Payment on other long-term liabilities	(26)	(704)	(1,543)
Excess tax benefit from share based compensation	—	96	23
Net payment from the issuance of common stock (sale of stock under ESPP, exercise of stock options and shares purchased for tax withholding)	(713)	241	317
Payment of cash dividends	(1,600)	(578)	(1,141)

Net cash provided by (used in) financing activities	33,935	(28,545)	(32,864)

Net increase in cash and cash equivalents	3,424	3,724	2,013
Effect of exchange rate changes on cash and cash equivalents	44	(1,379)	(1,374)
Cash and cash equivalents at beginning of year	7,869	5,524	4,885

Cash and cash equivalents at end of year	$11,337	$7,869	$5,524

Supplemental cash flow information:
Cash paid (received) during the year for:
Interest	$1,500	$1,748	$2,750

Income taxes, net	$17,841	$4,947	$(3,697)